PURCHASE AGREEMENT


      PURCHASE AGREEMENT (this "Agreement"), dated as of May 23, 1997, by and between SC Fundamental Value Fund, L.P. ("Fund I"), SC Fundamental Value BVI, Ltd. ("Fund II" and with Fund I, the "Funds") and Scott A. Bommer (each a "Seller" and collectively, the "Sellers") and the entities identified on
Schedule 1 (each a "Buyer" and collectively, the "Buyers" and together with Sellers, the "Parties"). All capitalized terms used herein without definition shall have the respective meanings provided such terms in the Indenture (as defined below).

                                RECITALS:

      A. The Funds are party to, among other agreements, (i) that certain Note Purchase Agreement, dated January 23, 1996, pursuant to which Inamed Corporation ("Inamed") issued $35,000,000 11% Secured Convertible Notes (each a "Note" and collectively, the "Notes") due March 31, 1999 (the "Note Purchase Agreement"); and (ii) that certain letter agreement, dated as of February 27, 1997, with Inamed, pursuant to which Inamed agreed to a restructuring of its indebtedness held by the Funds on the terms and conditions set forth therein (the "Letter Agreement").

      B. In connection with the issuance of the Notes, Inamed and Santa Barbara Bank & Trust entered into a certain Indenture, dated as of January 2, 1996, the terms of which, among other things, govern the Notes (the "Indenture" and together with the Note Purchase Agreement and the Letter Agreement, the "Transaction Documents").

      C. Scott A. Bommer ("Bommer") purchased $40,000 in aggregate principal amount of a Note from Fund I (the "Bommer Note"), and currently is the Holder of the Bommer Note.

      D. Fund I is currently the Holder of a Note in the principal amount of $5,856,000 (the "Fund I Note").


      E. Fund II is currently the Holder of a Note in the principal amount of $2,604,000 (the "Fund II Note" and together with the Bommer Note and the Fund I Note, the "Seller Notes").

      F. Sellers wish to sell, assign and transfer, and Buyers wish to purchase, the Assigned Interest (as defined below).

NYFS08...:\68\74168\0012\91\AGR5287N.370

                                AGREEMENT

      NOW, THEREFORE, In consideration of the mutual agreements contained herein, the Parties hereby agree as follows:

      1. Assignment. Upon the terms and subject to the conditions set forth herein, Sellers hereby sell, assign and transfer to Buyers, in the proportions set forth next to each Buyer's name in Schedule 1, the Seller Notes and all of Sellers' right, title, interest, claims and future causes of action, if any, in and to, or arising under or in connection with, (a) the Transaction Documents;
(b) all collateral and security of any kind that secures the payment of the Seller Notes, including, without limitation, (i) all security interests or other Liens that secure payments of the Seller Notes, together with all financing statements signed by Inamed securing payments of the Seller Notes, and (ii) all guarantees, indemnities, insurance policies or other agreements or arrangements supporting or securing payment of the Seller Notes; and (c) the proceeds of any of the foregoing, including, but not limited to, all accrued but unpaid interest on the Seller Notes (collectively, the "Assigned Interest").

      2. Assumption. Upon the terms and subject to the conditions set forth herein, Buyers, in the proportions set forth next to each Buyer's name in
Schedule 1, hereby irrevocably purchase, assume and take from Sellers all of Sellers' obligations under the Transaction Documents, but only to the extent that such obligations arise and accrue or are attributable to the period from and after the Closing Date (the "Assumed Obligations"); provided, however, that notwithstanding any other term of this Agreement, such obligations shall not include (and Buyers are not assuming or responsible or liable for) any obligations or liabilities resulting from a breach by the Funds of a representation, warranty, covenant or agreement under the Note Purchase Agreement or this Agreement or from Sellers' gross negligence, bad faith or willful misconduct (the "Excluded Obligations").

      3. Payments. In consideration for the transfer of the Assigned Interest and the execution and delivery of the duly endorsed Seller Notes as described in
Section 4, Buyers delivered to Sellers the Purchase Price set forth on Schedule A hereto in immediately available funds and as allocated as set forth therein. The date hereof is hereinafter referred to as the "Closing Date."

      4. Delivery of Notes. Sellers hereby deliver to Buyers, in form satisfactory to Buyers, the Seller Notes duly endorsed to Buyers with signatures guaranteed and as otherwise required by the Note Purchase Agreement and the Indenture. Buyers shall pay any transfer or other similar fees assessed in connection with the sale of the Seller Notes.

      5.    Representations.

            (a) Each Seller represents and warrants to Buyers at the Closing Date as follows (except that the representation in clause (xii) below is only made by the Funds):

                      (i) such Seller has full power and authority, and has taken all action necessary to execute and deliver this Agreement and to fulfill the obligations hereunder, and to consummate the transactions contemplated hereby;

                     (ii) the making and performance by such Seller of this Agreement does not and will not violate any law or regulation of the jurisdiction under which such Seller exists or resides, as the case may be, any other law or regulation applicable to such Seller or any other agreement to which such Seller is a party or by which such Seller is bound;

                    (iii) this Agreement has been duly executed and delivered by such Seller and constitutes such Seller's legal, valid and binding obligation, enforceable against such Seller in accordance with the respective terms hereof;

                     (iv) no approvals, authorizations or other actions by, or filings with, any governmental authority is necessary for the validity or enforceability of such Seller's obligations under this Agreement;

                      (v) such Seller is a sophisticated seller with respect to the Assigned Interest and has relied on such Seller's own independent investigation and not on any information or representations furnished by Buyers (except as expressly set forth herein) in determining to enter into this Agreement;

                     (vi) no broker, finder or other person or entity acting pursuant to the authority of such Seller is entitled to any broker's fee or other commission in connection with the transactions contemplated hereby;

                    (vii) the outstanding principal amount of such Seller's Note is as follows (as the case may be):

                        Fund I Note    ---      $5,856,000
                        Fund II Note   ---      $2,604,000
                        Bommer Note    ---      $   40,000

                   (viii) such Seller acknowledges and understands that Buyers may possess material information with respect to Inamed and its affiliates not known to such Seller and agrees to waive any claim against Buyers deriving from or relating to any assertion that such Seller did not have access to the same confidential information, provided that such information does not render untrue or inaccurate any representations or warranties by Buyers.

                     (ix) such Seller has not, in whole or in part, pledged, encumbered, assigned, transferred, conveyed, disposed of, terminated or granted any security interest in any of such Seller's right, title and interest in and to the Assigned Interest; and such Seller is the sole legal owner and holder of the Assigned Interest, has undivided good title to the Assigned Interest, and is transferring sole legal and beneficial ownership in and to the Assigned Interest to Buyers free and clear of any liens, claims, charges, encumbrances or any other security interests;

                      (x) no litigation or adversarial proceeding is pending against such Seller or, to such Seller's knowledge, threatened against such Seller, which would affect in any material way the Assigned Interest;

                     (xi) such Seller has not received any notice, claim or demand from or on behalf of Inamed or any of such Seller's affiliates or any other person that the Assigned Interest or any portion thereof is void or voidable or subject to any defense, right of set-off or recoupment, counterclaim or impairment of any kind (including, but not limited to, disallowance, expungement, reduction, subordination or otherwise).

                    (xii) each of the representations, warranties and acknowledgments made by the Funds in the Note Purchase Agreement was true and correct as of the date of the Note Purchase Agreement;

                   (xiii) except as disclosed in the Report on Schedule 13D, as amended from time to time, filed by the Funds with the Securities and Exchange Commission regarding its investment in Inamed and as set forth on the Ballot attached hereto as Exhibit A, such Seller has not received any written notice that any of the representations, warranties and acknowledgments made by Inamed in the Note Purchase Agreement or the Indenture was not true and correct when made;

                    (xiv) except as disclosed in the Report on Schedule 13D, as amended from time to time, filed by the Funds with the Securities and Exchange Commission regarding its investment in Inamed and as set forth on the Ballot attached hereto as Exhibit A, such Seller has received no written notice that Inamed has materially breached any of the respective representations, warranties, covenants or agreements under the Note Purchase Agreement;

                     (xv) the Notes are secured by a valid, perfected and enforceable security interest in Inamed's assets as described in the Note Purchase Agreement; and

                    (xvi) other than (i) the First Supplement to the Indenture, dated as of June 20, 1996, and (ii) the Second Supplement to the Indenture, as contemplated by the Letter Agreement, such Seller has not authorized, nor to such Seller's knowledge have there been, any alterations or modifications to the Notes or the Indenture since the execution of the Note Purchase Agreement.

            (b) Each Buyer represents and warrants to Sellers at the Closing Date that:

                      (i) such Buyer has full power and authority, and has taken all action necessary to execute and deliver this Agreement and to fulfill the obligations hereunder, and to consummate the transactions contemplated hereby;

                     (ii) the making and performance by such Buyer of this Agreement does not and will not violate any law or regulation of the jurisdiction under which such Buyer exists, any other law or regulation applicable to such Buyer or any other agreement to which such Buyer is a party or by which such Buyer is bound;

                    (iii) this Agreement has been duly executed and delivered by such Buyer and constitutes such Buyer's legal, valid and binding obligation, enforceable against such Buyer in accordance with the respective terms hereof;

                     (iv) no approvals, authorizations or other actions by, or filings with, any governmental authority is necessary for the validity or enforceability of such Buyer's obligations under this Agreement;

                      (v) such Buyer is a sophisticated purchaser with respect to the Assigned Interest and has relied on such Buyer's own independent investigation and not on any information or representations furnished by Seller (except as expressly set forth herein) in determining to enter into this Agreement;

                     (vi) such Buyer is an "accredited investor" within the meaning of Section 2(15) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                    (vii) other than with respect to Goldman Sachs & Company, whose commission shall be paid by Buyers, no broker, finder or other person or entity acting pursuant to the authority of such Buyer is entitled to any broker's fee or other commission in connection with the transactions contemplated hereby; and

                   (viii) such Buyer acknowledges and understands that Sellers may possess material information with respect to Inamed and its affiliates not known to such Buyer and agrees to waive any claim against Sellers deriving from or relating to any assertion that Buyer did not have access to the same confidential information, provided that such information dos not render untrue or inaccurate any representations or warranties by Sellers.

                     (ix) Sellers have not given any investment, legal or other advice or rendered any opinion as to whether the purchase of the Assigned Interest is prudent, and such Buyer is not relying on any representation or warranty by Sellers except as expressly set forth in this Agreement;

                      (x) such Buyer has received, reviewed and relied upon adequate information concerning the legal, business and financial condition of Inamed to make an informed decision regarding the purchase of the Assigned Interest and assumption of the Assumed Obligations;

                     (xi) such Buyer has fully considered for purposes of its investment represented by the Assigned Interest, the risks of such investment and acknowledges that the purchase of the Assigned Interest involves a high degree of risk of loss by it of its investment therein and can afford to bear the economic risk of holding the Seller Notes for an indefinite period of time or losing its investment therein; and

                    (xii) such Buyer is acquiring the Assigned Interest for investment for its own account and not with a view to, or for resale in connection with, any distribution or public offering of all or any part thereof or of any interest therein or in a manner that would violate applicable securities laws; provided, however, that this Section is without prejudice to Buyers' rights to effect such resale in accordance with all applicable laws.

      6. Distributions. Should any Seller receive any payment of cash or cash equivalents, or distributions of securities or other property with respect to or an account of the Assigned Interest ("Distributions") at any time after the Closing Date, it will hold the same for the sole benefit of Buyers and pay the same over to Appaloosa Investment Limited Partnership I ("Appaloosa") within three (3) business days of receipt by such Seller in the currency received by it or, in the case of securities (to the extent permissible by law and relevant documentation), endorse (without recourse or warranty, express or implied) or deliver transfer powers duly endorsed in blank in Appaloosa's name or such name as Appaloosa may direct (at Appaloosa's sole expense) in writing and deliver to Appaloosa or such person as Appaloosa may direct such securities within ten (10) business days after receipt of any such Distribution. If any cash Distribution is not paid to Appaloosa within such time period, such Seller shall pay interest on such Distribution for the period from the day on which such Distribution was actually received by such Seller to (but excluding) the day such Distribution is actually paid to Appaloosa, at a rate per annum equal to the overnight Federal Funds Rate as most recently published in the Wall Street Journal (Eastern Edition), plus two percent (2%). Until payment is made pursuant to this Section 6, such Seller shall hold the same as agent for Appaloosa's account.

      7.    Indemnification.

            (a) By Seller. Each Seller agrees to severally, and not jointly, indemnify, defend and hold each of Buyers and their respective officers, directors, employees, agents, partners and controlling persons (collectively, the "Buyer Indemnitees") harmless from and against any and all expenses, losses, claims, damages and liabilities which are incurred by or threatened against the Buyer Indemnitees, or any of them, including, without limitation, reasonable attorneys' fees and expenses, caused by, or in any way resulting from or relating to: (i) such Seller's breach of any of the representations, warranties, covenants or agreements of such Seller set forth in this Agreement; or (ii) the Excluded Obligations.

            (b) By Buyer. Each Buyer agrees to severally, and not jointly, indemnify, defend and hold each of Sellers and their respective officers, directors, employees, agents, partners and controlling persons (collectively, the "Seller Indemnitees") harmless from and against any and all expenses, losses, claims, damages and liabilities which are incurred by or threatened against the Seller Indemnitees, or any of them, including, without limitation, reasonable attorneys' fees and expenses, caused by, or in any way resulting from or relating to (i) Buyer's breach of any of the representations, warranties, covenants or agreements of Buyer set forth in this Agreement; or (ii) the Assumed Obligations.

      8.    Miscellaneous.

            (a) Binding Agreement; Survival. This Agreement, including, without limitation, the representations, warranties, agreements, covenants and indemnities contained herein, shall be binding upon, enforceable by, and inure to the benefit of each of the Parties and their respective successors and assigns. The representations, warranties, covenants, agreements and indemnities contained herein shall survive the execution, delivery and performance of this Agreement for the period of eighteen months after the date hereof.

            (b) Amendments; Entire Agreement. Any amendments to, or waivers of, this Agreement shall be in writing only and signed by each of the Parties. This Agreement and that certain Trade Confirmation revised May 13, 1997 among the Parties constitute the entire agreement of the Parties with respect to the subject matter hereof. To the extent there are any inconsistencies between this Agreement and such Trade Confirmation, the terms of this Agreement shall control.

            (c) Costs and Expenses. Buyers agree to bear, and promptly pay to the Funds, the legal costs and expenses of Sellers incurred in connection with the preparation, execution and completion of this Agreement and of related documentation up to a maximum aggregate amount of $3,500. Except for such legal costs and expenses, each Party agrees to bear its own legal and other costs and expenses in connection with the preparation, execution and completion of this Agreement and of related documentation.

            (d) JURISDICTION. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE PERSONAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES OF AMERICA SITTING IN THE SOUTHERN DISTRICT OF NEW YORK, IN ANY ACTION TO ENFORCE, INTERPRET OR CONSTRUE ANY PROVISION OF THIS AGREEMENT OR OF ANY OTHER AGREEMENT OR DOCUMENT DELIVERED IN CONNECTION WITH THIS AGREEMENT. EACH PARTY FURTHER IRREVOCABLY AGREES THAT ANY ACTION TO ENFORCE, INTERPRET OR CONSTRUE ANY PROVISION OF THIS AGREEMENT WILL BE BROUGHT ONLY IN EITHER OF THOSE COURTS AND NOT IN ANY OTHER COURT.

            (E) GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED, AND THE OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE DETERMINED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICT OF LAWS PROVISIONS THEREOF. EACH PARTY HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY ACTION, PROCEEDING OR COUNTERCLAIM INSTITUTED WITH RESPECT TO THIS AGREEMENT.

            (f) Further Assurances. From and after the date hereof, each Party covenants and agrees to execute and deliver all such agreements, instruments and documents and to take all such further actions as the other Party may reasonably deem necessary from time to time (at the requesting Party's expense) to carry out the intent and purposes of this Agreement and to consummate the transactions contemplated hereby and to fully effect the transfer of the Assigned Interest to Buyer including, without limitation, the execution and delivery of any opinions of Sellers' counsel required pursuant to the Indenture (the costs of which, subject to Section 8(c) of this Agreement, shall be borne by Buyers).

            (g) Counterpart Execution; Telecopies. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, but all of which together shall constitute one agreement binding all of the Parties hereto. Transmission by telecopier of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart, provided that the Party so delivering such counterpart shall, promptly after such delivery, deliver the original of such Counterpart of this Agreement to the other Party hereto.

            (h) Waivers; Remedies. No failure on the part of either Party to exercise, and no delay in exercising, any right hereunder or under any related document shall operate as a waiver thereof by such Party, nor shall any single or partial exercise of any right hereunder or under any other related document preclude any other or further exercise thereof of the exercise of any other right.

            (i) Voting and Instructions. From and after the Closing Date, Buyers shall have sole authority to exercise all voting and other rights and remedies in respect of the Assigned Interest. If for any reason Seller is entitled to exercise any such voting or other rights and remedies in respect of the Assigned Interest (including, without limitation, the right to vote) thereafter, Seller shall, except as prohibited under any applicable law or contract, use reasonable efforts to exercise such rights in accordance with the written instructions of Buyers.

            (j) Notices. All demands, notices, requests, consents, directions and communications hereunder shall be in writing and shall be delivered at the addresses and facsimile numbers set forth on the signature pages hereof and, if sent by facsimile, a hard copy shall be delivered within one day to such address.

            (k) No Recourse Against Partners; Several Liability. Notwithstanding anything contained in this Agreement to the contrary, the Parties agree that (i) no general or limited partner of any Party shall be personally liable for any obligation or liability of such Party under this Agreement; and (ii) all obligations and liabilities of each Party under this Agreement are enforceable solely against such Party and the assets of such Party and not against any assets of any general or limited partner of such Party.

            (l) Subrogation. To the extent Buyers are entitled to any remedy under this Agreement against Sellers, then Sellers shall, subject to Buyers having actually received a payment or remedy, be subrogated to Buyers' rights against Inamed or any of its affiliates, representatives or agents with respect thereto.





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
      IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first above written.


SC FUNDAMENTAL VALUE FUND, L.P.           APPALOOSA INVESTMENT LIMITED
                                          PARTNERSHIP I

By: SC Fundamental, Inc.,                 By: Appaloosa Management, L.P.
      as general partner                  as general partner


                                          By: Appaloosa Partners, Inc.
                                                as general partner

By: /s/ Neil H. Koffler                   By:  /s/ James E. Bolin
    -----------------------------              -------------------------------
     Name: Neil H. Koffler                      Name: James E. Bolin
     Title: Treasurer                           Title: Vice President


SC FUNDAMENTAL VALUE BVI, LTD.            PALOMINO FUND LTD.

By: SC BVI Partners,                      By: Appaloosa Management, L.P.
      as investment advisor                     as general partner

By: SC Fundamental BVI, Inc.,             By: Appaloosa Partners, Inc.
      as managing partner                       as general partner


By: /s/ Neil H. Koffler                   By:  /s/ James E. Bolin
    -----------------------------              -------------------------------
     Name: Neil H. Koffler                      Name: James E. Bolin
     Title: Treasurer                           Title: Vice President





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
                                   FERD, L.P.

                                          By: Appaloosa Management, L.P.
                                                as general partner

                                          By: Appaloosa Partners, Inc.
                                                as general partner


/s/ Scott Bommer                          By: /s/ James E. Bolin
-----------------------------                 ------------------------------
SCOTT BOMMER                                  Name: James E. Bolin
                                              Title: Vice President



Address for Notice:                       Address for Notice:
------------------                        ------------------
SC Fundamental Value Fund, L.P.           Appaloosa Management, L.P.
SC Fundamental Value BVI, Ltd.            51 John F. Kennedy Parkway
Scott Bommer                              Short Hills, New Jersey  07078
712 Fifth Avenue, 19th Floor              Attention:  Ron Goldstein
New York, New York 10019                  Telephone No.: (201) 376-5400
Attention:  Scott Bommer                  Facsimile No.: (201) 376-5415
Telephone No.: (212) 957-3500
Facsimile No.: (212) 957-3434





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
Payment Instructions:              Payment Instructions:
---------------------              ---------------------
Chase Manhattan Bank               Appaloosa Investment Limited Partnership I
ABA #021-000-021                   ABA No.: 021-000-021
Acct. #930-4-019012                FAO: Goldman, Sachs & Co.
F/A/O M.L.P.F.& S. Inc.            Account No.: 930-1-011483
SC Fundamental Value Fund, L.P.    FFC: Appaloosa Investment Limited Partnership
Acct. #329-33366                   A/C No.: 002-02115-2

Chase Manhattan Bank               Palomino Fund Ltd.
ABA #021-000-021                   ABA No.: 021-000-021
Acct. #930-4-019012                FAO: Goldman, Sachs & Co.
F/A/O M.L.P.F.& S. Inc.            Account No.: 930-1-011483
SC Fundamental Value BVI, Ltd.     FFC: Palomino Fund Ltd.
Acct. #329-33368                   A/C No.: 002-02627-6

Chase Manhattan Bank               Ferd, L.P.
ABA #021-000-021                   ABA No.: 021-000-021
F/A/O Scott A. Bommer              FAO: Goldman, Sachs & Co.
Acct. #036-000-121-665             Account No.: 930-1-011483
                                   FFC: Ferd, L.P.
                                   A/C No.: 002-04018-6





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
                                                                    SCHEDULE 1




Appaloosa Investment Limited Partnership I               $4,159,900

Palomino Fund Ltd.                                       $3,384,770

Ferd, L.P.                                               $  955,400
                                                         ----------
                                                         $8,500,000






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
                                                                    SCHEDULE A


                                PURCHASE PRICE
                                --------------


Outstanding Principal Amount of Seller Notes             $8,500,000

Accrued and Unpaid Interest                              $  137,653
                                                         ----------

Purchase Rate                                               100%

Purchase Price                                           $8,637,653
                                                         ----------

Amount received by the Funds              $8,597,005

Amount received by Scott Bommer           $   40,648

                                                                    EXHIBIT A


                                    Ballot

                                                                     EXHIBIT A


                   BALLOT FOR ISSUANCE OF WARRANTS TO FUND
                            LITIGATION SETTLEMENT


Fax:  (702) 701-5365

INAMED Corporation
Attn:  Donald K. McGhan
Chief Executive Officer and Chairman
3800 Howard Hughes Parkway, Suite 1800
Las Vegas, NV  89109

Dear Mr. McGhan:

The undersigned hereby acknowledges and accepts the terms of the Second Supplemental Indenture to the Indenture (the "Indenture") dated January 2, 1996 governing INAMED Corporation's 11% Secured Convertible Notes due 1999 (the "Notes"), dated April 15, 1997 (the "Supplement") and the terms of the Warrant Agreement dated April 15, 1997. Provided that (i) the Company has paid all taxes, assessments, governmental charges and other claims relating to all periods ended on or before December 31, 1996 (as provided in Section 8.6 of the Indenture) and (ii) the Company has not made any material misstatement of fact or misrepresentation in any certificate submitted to the Holders (as defined in the Indenture) (as the date such certificate was issued), the undersigned hereby waives compliance with any Default or Event of Default under Section 8.6 of the Indenture for the quarter ended March 31, 1997, acknowledges that the Company is not in Default under such provision for the periods ended on or before December 31, 1996, and authorizes and instructs Santa Barbara Bank & Trust as Trustee under the Indenture to execute and deliver the Supplement. For the avoidance of doubt, [except for the waiver of the Company's breach of Section 2.18 of the Note Purchase Agreement (as defined in the Indenture) provided in the letter agreements dated February 27, 1997], the above waiver is not, and shall not be deemed to constitute, a waiver of (i) any material misstatement of fact of misrepresentation in any certificate submitted to the Holders (as defined in the Indenture) or otherwise prior to the date hereof or (ii) the Company's noncompliance with Section 8.6 of the Indenture at any time after March 31, 1997.

For:

By:______________________________

Title:___________________________

Date:____________________________